Exhibit 10.5

                            EMERY WORLDWIDE
                         INCENTIVE PLAN FOR 1996



   THE PLAN

   In order to motivate certain employees more effectively and efficiently, Emery Worldwide (EWW) establishes an Incentive Plan
(Plan) under which payments will be made to designated participants out of calendar year 1996 Incentive Profits.


   DESIGNATION OF PARTICIPANTS

   Participants in the Plan shall be all supervisory, managerial, and regular full-time and part-time non-contractual (time-sheet) personnel of EWW. A master list of Plan participants will be maintained in the office of the President of EWW.


   ELIGIBILITY FOR PARTICIPATION

   Participants will commence participation at the beginning of the first full calendar quarter following becoming eligible. Calendar quarters begin January 1, April 1, July 1 and October 1 or the first working day thereafter. An employee who commences participation in the 1996 Plan during the 1996 Plan year, and who participates less than four full quarters, will receive a pro rata payment based on the number of full calendar quarters of Plan participation.

   Subject to the following exceptions, no person shall receive any payment under this Plan unless on the date that the payment is actually made that person is then currently (i) employed by EWW or any of its subsidiaries and (ii) a Plan participant.

     EXCEPTION 1. A Plan participant who is employed by EWW through December 31, 1996 but leaves that employment or otherwise becomes ineligible after December 31, 1996 but before the final payment is made relating to 1996, unless terminated for cause, is entitled to receive payments under this Plan resulting from 1996 Incentive Profits.

     EXCEPTION 2. An appropriate pro rata payment will be made (1) to a Plan participant who retires prior to December 31, 1996 pursuant to the Consolidated Freightways, Inc. Retirement Plan, The Purolator Courier Corporation Hourly Employee Pension Plan or to the provisions of the Social Security Act and who, at the time of retirement, was an eligible participant in this Plan, (ii) to the heirs, legatees, administrators or executors of a Plan participant who dies prior to December 31, 1996 and who, at the time of death, was an eligible participant in this Plan, (iii) to an eligible

     Plan participant who is placed on approved Medical, Sabbatical, or Military Leave of Absence prior to December 31, 1996, or (iv) to an eligible Plan participant who is transferred to another subsidiary of Consolidated Freightways, Inc. and who remains an employee through December 31, 1996.


   METHOD OF PAYMENT

   Each Plan participant will be assigned an incentive participation factor as a percent of annual compensation. The President of Emery will assign each Plan participant to an operating unit (service center, division, total company, etc.) to earn incentive. The participation factor may be further indexed to specific performance goals such as revenue, profit, service, etc.

   Incentive compensation will be paid from an ICP pool earned ratably between the Minimum and Incentive Factor Profit Goals and will continue to be earned ratably over the Incentive Factor Goal. Incentive Factor Plan Goals and minimum levels of accomplishment will be established for all performance goals.

   No incentive will be earned by a participant until the system Minimum Profit Goal is achieved. Actual incentive payout is subject to the ICP pool. Incentive Compensation will be adjusted proportionately to the amount in the ICP pool, thus actual system incentive payout for all goals other than Accounts Receivable can never surpass the percent of accomplishment for system profit. Company profit contributions will be paid first and other participation factors thereafter.

Incentive earned from the achievement of the Accounts Receivable Performance Goal will be restricted to the extent that post ICP earnings cannot fall below the Minimum Profit Goal. There is a maximum percent of accomplishment for any performance goal of 200%.


   PERSONAL DATA SHEET

   A "Personal Data Sheet" for calculation of incentive earnings will be prepared for each Plan participant which designates (1) the unit to which the participant is assigned, (2) his assigned incentive participation factor and the allocation of that factor to specific Performance Goals, (3) the minimum level of achievement required for each assigned goal, (4) the incentive factor level of achievement for each assigned goal, and (5) the incentive earnings at the incentive factor level for each assigned goal.







   DATE OF PAYMENT

   The President of EWW may authorize a partial payment of the estimated annual earned incentive, in December 1996. The final payment to eligible participants, less any previous partial payment, will be made on or before March 15, 1997.


   INCENTIVE PROFIT

   Incentive Profit is defined as the earnings of Emery Worldwide, Emery Custom Brokers, Emery Ocean Services, Emery Global Logistics, Emery Expedite and Emery Worldwide Airlines before deducting any amounts expensed under this or any similar incentive or bonus plan and before deducting income taxes and excluding interest income and expense.


   ANNUAL COMPENSATION

   Annual Compensation for incentive purposes for each Plan participant is his annual earnings for 1996 before any incentive or bonus payments earned during the period of Plan participation eligibility.


   MAXIMUM PAYMENT

   Payments under this plan are limited to double each participant's Participation Factor.


   LAWS GOVERNING PAYMENTS

   No payment shall be made under this Plan in an amount which is prohibited by law.


   AMENDMENT, SUSPENSION, AND ADMINISTRATION OF PLAN

   The Board of Directors of EWW may at any time amend, suspend, or terminate the operation of this Plan, by thirty-day written notice to the Plan participants, and will have full discretion as to the administration and interpretation of this Plan. No participant in this Plan shall at any time have any right to receive any payment under this Plan until such time, if any, as any payment is actually made.


   DURATION OF PLAN

   This Plan is for the calendar year 1996 only.